 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-262608

PROSPECTUS SUPPLEMENT NO. 2
(to prospectus dated April 12, 2024)

Up to 16,812,767 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 61,459,972 Shares of Common Stock
Up to 1,600,045 Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 12, 2024 (the “Prospectus”), related to the issuance by System1, Inc., a Delaware Corporation (“System1”, “we,” us,” “our” and similar terms) of up to an aggregate of up to 16,812,767 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”) that are issuable upon the exercise of 16,812,767 warrants (the “Public Warrants” or “Warrants”).
The Prospectus also relates to the offer and sale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Prospectus (collectively, the “Selling Securityholders”) of (a) up to 61,459,972 shares of Class A Common Stock consisting of (i) up to 47,189,227 shares of Class A Common Stock held directly by the Selling Securityholders and (ii) up to 14,270,745 shares of Class A Common Stock issuable to unitholders of S1 Holdco, LLC upon the redemption of their S1 Holdco Class B Units (as defined in the Prospectus), and (b) up to 1,600,045 Public Warrants beneficially owned by certain directors, officers and affiliates of the Company.

This prospectus supplement updates and supplements the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on April 26, 2024 (collectively, the “Information”). Accordingly, we have attached the Information to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. The Prospectus and this prospectus supplement complies with the requirements that apply to an issuer that is an emerging growth company.
Our Class A Common Stock and the Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “SST” and “SST.WS,” respectively. On May 9, 2024, the closing price of our Class A Common Stock was $1.77 and the closing price for our Public Warrants was $0.09.

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See “Risk Factors” beginning on page 6 of the Prospectus to read about factors you should consider before investing in our Class A Common Stock or Warrants

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 10, 2024.

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 23, 2024

System1, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39331	92-3978051
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4235 Redwood Avenue Marina Del Rey, California		90066
(Address of principal executive offices)		(Zip Code)

(310) 924-6037
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SST	New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one Class A Common Stock share at an exercise price of $11.50 per share	SST.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President & Chief Operating Officer

On April 23, 2024, the Board of Directors (the “Board”) of System, Inc. (the “Company”) appointed Charles Ursini, who was recently appointed to serve as a Class II director, as the Company’s President and Chief Operating Officer, in addition to continuing to serve on the Company’s Board.

Mr. Ursini is a Co-Founder of the Company’s predecessor business, and has been serving as a member of its senior management team since March 2023. Previously, Mr. Ursini served as the Company’s first chief executive officer from its initial founding as OpenMail in 2014 until 2019, and also served as a Director of OpenMail/S1 Holdco until January 2022, when the Company’s business combination with Trebia Acquisition Corp. was consummated. Prior to System1, Mr. Ursini served in various roles at Leaf Group Ltd. (formerly Demand Media, Inc.) where he oversaw several business units including B.I., Analytics, Monetization & Optimization, and Demand Studios, and most recently held the position of Executive Vice President, Platforms. Prior to Leaf Group/Demand Media, Mr. Ursini was an analyst at Amazon, and started his career as a bond trader at Morgan Stanley and UBS. Mr. Ursini received a BBA in Finance & Accounting from Washington State University and his MBA from the University of Southern California.

Similar to the Company’s Chief Executive Officer (Michael Blend), Mr. Ursini does not receive any cash compensation from the Company in connection with serving as the Company’s President and Chief Operating Officer. The Company does provide health and welfare benefits to Mr. Ursini and his dependents on the same basis that it provides such benefits to its other U.S. based employees, and Mr. Ursini is entitled to participate in the Company’s other benefits offerings.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

System1, Inc.

Date:	April 26, 2024	By:	/s/ Daniel J. Weinrot
		Name:	Daniel J. Weinrot
		Title:	General Counsel & Corporate Secretary